Underwriting Agreement

Schedule A

Funds to be Serviced Under This Agreement

Each Fund contains Class N, Class C and Class A shares

Dunham Corporate/Government Bond Fund
Dunham High-Yield Bond Fund
Dunham Real Estate Stock Fund
Dunham Long/Short Credit Fund
Dunham International Stock Fund
Dunham Large Cap Value Fund
Dunham Small Cap Value Fund
Dunham Emerging Markets Stock Fund
Dunham Small Cap Growth Fund
Dunham Monthly Distribution Fund *
Dunham Dynamic Macro Fund*
Dunham Focused Large Cap Growth Fund*
Dunham Floating Rate Bond Fund*
Dunham International Opportunity Bond Fund*
Dunham U.S. Enhanced Market Fund *

* This schedule was amended on:

  May 14, 2008 to add Dunham Monthly Distribution Fund;
  March 23, 2010 to add Dunham Loss Averse Growth Fund (now named Dunham Dynamic Macro Fund);
  September 20, 2011 to add Dunham Focused Large Cap Growth Fund;
  June 19, 2012 to add Dunham Alternative Income Fund;
  December 18, 2012 to add Dunham Alternative Strategy Fund;
  September 17, 2013 to add Dunham Floating Rate Bond Fund and Dunham International Opportunity Bond Fund;
  June 21, 2016 to add Dunham Alternative Dividend Fund and to delete Dunham Large Cap Growth Fund and Dunham Alternative Income Fund;
  March 21, 2023 to add Dunham U.S. Enhanced Market Fund, to delete Dunham Alternative Strategy Fund and Dunham Alternative Dividend Fund, and to update the name of the Dunham Long/Short Credit Fund from the Dunham Appreciation & Income Fund.